Exhibit 99.1

MELA Sciences Announces Pricing of Underwritten Public Offering of Common Stock

IRVINGTON, NY, December 16, 2011 — MELA Sciences, Inc. (NASDAQ: MELA) today announced the pricing of an underwritten public offering of 5,000,000 shares of its common stock at a price of $3.25 per share. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive net proceeds from the offering of approximately $14,960,000. The offering is expected to close on Wednesday, December 21, 2011, subject to the satisfaction of customary closing conditions.

As part of the offering, Joseph V. Gulfo, M.D., the Company’s President and Chief Executive Officer, and Robert Coradini, a director of the Company, have agreed to purchase an aggregate of approximately 43,000 shares of the Company’s common stock at a purchase price of $3.97 per share, the closing price of the Company’s common stock on December 15, 2011, as reported on the Nasdaq Capital Market.

Leerink Swann LLC is serving as the sole book-running manager for the offering, and Needham & Company, LLC and First Analysis Securities Corporation are serving as the co-managers for the offering. MELA Sciences intends to use the net proceeds from this offering to commercially launch MelaFind® in the U.S. and the European Union, for continued research & development activities and for general corporate purposes, including working capital.

The shares of common stock described above are being offered by the company and were registered pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission on June 1, 2010. Copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained from the SEC’s website at http://www.sec.gov,Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110 or via telephone at 800-808-7525, Ext. 4814, Needham & Company, LLC, 445 Park Avenue, New York, NY 10022 or via telephone at 212- 371-8300 or First Analysis Securities Corporation, One South Wacker Drive, Suite 3900, Chicago, Illinois 60606 or via telephone at 312-258-1400. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MELA Sciences, Inc.

MELA Sciences is a medical device company focused on the design, development and commercialization of non-invasive tools to provide additional information to dermatologists during melanoma skin examinations. The Company’s flagship product, MelaFind(R), is intended to be used when a trained dermatologist chooses to obtain additional information to help decide whether to biopsy certain indeterminate pigmented skin lesions. MelaFind has received approval from the U.S. Food and Drug Administration and is approved for use in the U.S. In addition, MelaFind has received the CE Mark and is approved for use in the European Union.

For more information on MELA Sciences, visit www.melasciences.com.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “assumes,” “predicts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties facing the company such as those set forth in its reports on Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Factors that might cause such a difference include whether Melafind(R) achieves market acceptance or becomes commercially viable. Given the uncertainties affecting companies in the medical device industry such as the company, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The company urges you to carefully review and consider the disclosures found in its filings with the SEC which are available at www.sec.gov and www.melasciences.com.

For further information contact:

For Investors:

David Carey

Lazar Partners, Ltd.

646-871-8485

For Media:

Melissa Hurley

Ricochet Public Relations

212-679-3300 x128